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Buffets, Inc.                           HomeTown Buffet, Inc.
10260 Viking Drive                      9171 Towne Centre Drive, Suite 575
Eden Prairie, MN  55344                 San Diego, CA  92122

Contact: Clark C. Grant                 Contact: Glenn E. Glasshagel
         E.V.P. of Finance, Treasurer            V.P. of Finance, CFO, Treasurer

 -------------     F O R    I M M E D I A T E    R E L E A S E    -------------
                                  June 4, 1996


                     BUFFETS, INC. AND HOMETOWN BUFFET, INC.
                        SIGN DEFINITIVE MERGER AGREEMENT

Eden Prairie, Minnesota and San Diego, California . . . . . Buffets, Inc.
(NASDAQ: BOCB), and HomeTown Buffet, Inc. (NASDAQ: HTBB), today jointly announced that they have signed a definitive agreement to combine the two companies through the merger of HomeTown Buffet, Inc. with a newly-formed, wholly-owned subsidiary of Buffets, Inc.

The definitive agreement provides for all HomeTown shareholders to receive 1.17 shares of Buffets common stock for each share of HomeTown common stock that they own. In addition, Buffets would assume certain obligations under HomeTown's outstanding 7% Subordinated Convertible Notes, including the issuance of Buffets common stock upon conversion thereof; approximately $41.5 million in principal amount of the Notes are currently outstanding.

Completion of the merger is subject to approvals by both the Buffets and HomeTown shareholders, various regulatory approvals and certain other conditions. It is expected that the merger will be accounted for as a pooling of interests, be tax free to HomeTown shareholders and be completed by the end of the year.

The merger will reunite the two co-founders of Buffets and will create the twenty-fifth largest U.S. restaurant chain, with combined sales of $661 million in 1995. Roe H. Hatlen will continue as the Chairman and Chief Executive Officer of Buffets after the merger. C. Dennis Scott, the Chairman and Chief Executive Officer of HomeTown, will serve as Vice Chairman and Chief Operating Officer of Buffets after the merger. The corporate headquarters of Buffets will continue to be located in Minneapolis, Minnesota.

Commenting on the merger, Roe H. Hatlen, Chairman and CEO of Buffets, said "This is a strategic combination in which the two companies should mutually benefit. We believe there are synergies and energies in this combination that will enhance our prospects for future growth and further strengthen our position as one of the leading restaurant chains in the nation. We expect the financial impact of the merger to be dilutive in 1996 and additive to earnings in subsequent years as the full benefits of the merger are realized."

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(Buffets, Inc. / HomeTown Buffet, Inc. Press Release 6/4/96 - Page 2 of 2)




C. Dennis Scott, Chairman and CEO of HomeTown Buffet, Inc., said that he was "very much looking forward to again working with Roe," adding that the, "merger presents exceptional opportunities. Now we all need to pitch in and take advantage of the opportunities."

Buffets currently operates 252 and franchises six Old Country Buffet restaurants, HomeTown operates 74 HomeTown Buffets, two Roadhouse Grills and franchises 19 HomeTown Buffets. The combined entity will operate restaurants in 32 states.

This press release contains forward-looking statements, including statements regarding the impact that a merger could have on dilution and earnings. Factors that may affect actual results to differ materially include the timeliness in which the transaction is consummated and the extent to which synergies are achieved as a merged entity.

In an effort to enhance the timeliness and efficiency of its stockholder communications, Buffets, Inc. offers automated shareholder information toll-free. You can hear selected information by calling 1-888-731-9401. Alternatively to receive a release via fax, please call "Company News On-Call" 1-800-758-5804 extension 122825 or on the Internet at:
          http://www.prnewswire.com/cnoc/exec/menu?/122825

Shareholders of HomeTown Buffet, Inc. may request information directed to the attention of Glenn E. Glasshagel, V.P. of Finance, CFO, Treasurer, HomeTown Buffet, Inc., (619) 546-9096.